DIRECTOR AGREEMENT

THIS DIRECTOR AGREEMENT (this “Agreement”), dated as of February 16, 2012, by and between eCrypt Technologies, Inc., a Colorado corporation (“Company”), and Thomas Trkla (“Director”).

RECITALS

WHEREAS, the existing directors of the Company would like to appoint Director to serve as a director of the Company to fill a vacancy on the Company’s Board of Directors; and

WHEREAS, the parties desire and agree to enter into this Agreement with Director setting forth the terms and conditions upon which Director shall serve as a director of the Company; and

WHEREAS, the Board has approved the terms of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1.  Appointment; Election as Director.  Existing directors shall appoint Director as a director of the Company to fill a vacancy on the Board of Directors (the “Board”), pursuant to Article III, Section 11 of the Bylaws of the Company, to serve until the next annual meeting of shareholders. Thereafter, in the event Director desires to stand for reelection, and is nominated for reelection, the Company agrees to use its best efforts and powers to sustain and continue Director’s election as a member of the Board (the “Term”).  This Agreement does not require the Company to nominate Director for reelection to the Board.

2.  Duties and Extent of Services.

(a)  During the Term, Director shall serve as a director of the Company and, in such capacity, shall provide those services required of a director under Company’s articles of incorporation and bylaws, as both may be amended from time to time, and under the Colorado Revised Statutes, the federal securities laws and other state and federal laws and regulations, as applicable, and shall render such services as are customarily associated with and are incident to the position of director and such other services as Company may, from time to time, reasonably require of him consistent with such position. Such duties and responsibilities shall include, but shall not be limited to, attendance at all meetings of the Board, which shall occur at a minimum on a quarterly basis, and all meetings of stockholders of the Company.

(b)  Director shall faithfully, competently and diligently perform to the best of his ability all of the obligations required of him as a director in accordance with the duty of loyalty and duty of care which the Director owes to the Company and its shareholders; provided, however, that nothing herein shall affect the limitation on Director’s liability set forth in Section 13 of the Company’s Articles of Incorporation.  Without limiting the preceding sentence, Company acknowledges that Director has other business commitments.

3.  Non-Qualified Stock Option Stock Grant.   As compensation for Director entering into this Agreement and performing his services hereunder, Director shall receive non-qualified  stock options to purchase a total of three hundred thousand (300,000) shares of restricted common stock pursuant to the terms and conditions of the Non Qualified Stock Option Agreement attached hereto as Exhibit A, a copy of which is attached hereto and hereby incorporated by reference.

 4.  Confidential Information. The Director recognizes and acknowledges that the Director will have access to Confidential Information (as defined below) relating to the business or interests of the Company or of persons with whom the Company may have business relationships. Except as permitted herein, the Director will not, during the Term of this Agreement, or at any time following termination of this Agreement, disclose or permit to be known to any other person or entity (except as required by applicable law or in connection with the performance of the Director's duties and responsibilities hereunder), or use for the Director's own improper benefit or gain, any Confidential Information of the Company. The term "Confidential Information" includes, without limitation, information relating to the Company's business affairs, proprietary technology, trade secrets, patented processes, research and development data, know-how, market studies and forecasts, competitive analyses, pricing policies, employee lists, employment agreements, personnel policies, the substance of agreements with customers, commercial contracts, suppliers and others, marketing arrangements, and customer lists and information relating to business operations and strategic plans of third parties with which the Company has or may be assessing commercial arrangements, any of which information is not generally known to the public or to actual or potential competitors of the Company (other than through a breach of this Agreement). Therefore, the Director will not, without the prior written consent of the Company's Board of Directors, disclose such Confidential Information or use the same, provided, however, that in the course of the Director's services to the Company, the Director may disclose such Confidential Information as the Director deems necessary to carry out the Director's duties to the Company. This obligation shall continue until such Confidential Information becomes publicly available, other than pursuant to a breach of this Section 4 by the Director, regardless of whether the Director continues to serve the Company. It is further agreed and understood by and between the parties to this Agreement that all information and records relating to the Company, as hereinabove described, shall be the exclusive property of the Company and, upon termination of the Director's service with the Company, all documents, records, reports, writings and other similar documents containing Confidential Information, including copies thereof, then in the Director's possession or control shall be returned to and left with the Company.

5.  Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement with respect to the subject matter hereof and is intended as a complete and exclusive statement of the terms and conditions thereof and supersedes and replaces all prior negotiations and agreements between the parties hereto, whether written or oral, with respect to the subject matter hereof.

6.  Governing Law. This Agreement shall be governed by and construed under the laws of the State of Colorado, applicable to contracts to be wholly performed in such State, without regard to the conflict of laws principles thereof.

7.  Amendment. This Agreement may be amended, modified or superseded, and any of the terms hereof may be waived, only by a written instrument executed by the parties hereto.

8.  Assignability. The obligations of Director may not be delegated and Director may not, without Company’s written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest herein. Any such attempted delegation or disposition shall be null and void and without effect. Company and Director agree that this Agreement and all of Company’s rights and obligations hereunder may be assigned or transferred by Company to and shall be assumed by and be binding upon any successor to Company. The term “successor” means, with respect to Company or any of its subsidiaries, any corporation or other business entity which, by merger, consolidation, purchase of the assets or otherwise acquires all or a material part of the assets of Company.

9.  Severability. If any provision of this Agreement or any part thereof is held to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement or remaining part thereof; which shall be given full effect without regard to the invalid or unenforceable part thereof.

10.  Notices. All notices, requests, demands and other communications required or permitted to be given or made under this Agreement, shall be given or made in writing by registered or certified mail, return receipt requested, or by overnight carrier service or by facsimile transmission and will be deemed to have been given or made on the date following receipt or attempted delivery at the following locations:

To Director:

Thomas Nicholas Trkla

72 Cherry Hill Drive

Beverly, Massachusetts 01915

(978) 927-0499 (F)

To Company:

eCrypt Technologies, Inc.

4750 Table Mesa Drive

Boulder, Colorado 80305

(303) 494-6309 (F)

Either party may change the address to which notices shall be sent by sending written notice of such change of address to the other party. Any such notice shall be deemed given, if delivered personally, upon receipt; if telecopied, when telecopied; if sent by courier service providing for next-day delivery, the next business day following deposit with such courier service; and if sent by certified or registered mail, five days after deposit (postage prepaid) with the U.S. mail service.

11.  Representations and Warranties of Director. Director hereby represents and warrants to Company that: (i) Director’s execution, delivery and performance of this Agreement and any other agreement to be delivered pursuant to this Agreement will not violate, conflict with or result in the breach of any of the terms of, or constitute (or with notice or lapse of time or both, constitute) a default under, any agreement, arrangement or understanding with respect to Director’s employment or providing services to which Director is a party or by which Director is bound or subject; (ii) Director will comply with Director’s obligations to make the required Section 16 filings with the Securities and Exchange Commission; and (iii) Director will comply with all of the Company’s corporate governance policies, which the Company anticipates will include, but not be limited to, a Code of Ethics and Insider Trading Policy.

12.  Representations and Warranties of Company. Company hereby represents and warrants to Director that (i) it is a corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado, and has all requisite corporate power and authority to execute, deliver and perform this Agreement in accordance with the terms hereof, (ii) all necessary actions to authorize the Company’s execution, delivery and performance of this Agreement have been taken, (iii) this Agreement has been duly executed and delivered by the Company and constitutes its legal, valid, and binding obligation enforceable against it in accordance with the terms hereof, (iv) its execution, delivery and performance of this Agreement and any other agreement to be delivered pursuant to this Agreement will not violate, conflict with or result in the breach of any of the terms of, or constitute (or with notice or lapse of time or both, constitute) a default under, any agreement, arrangement or understanding with respect to Director’s engagement or which otherwise related to Director’s relationship with the Company.

13. Indemnification.  Company hereby agrees to indemnify and hold harmless Director, his affiliates (and such affiliates’ directors, officers, employees, agents and representatives) and permitted assigns, to the fullest extent permitted under Colorado law, from and against any and all losses, damages, liabilities, obligations, costs or expenses which are caused by or arise out of (i) any breach or default in the performance by the Company of any covenant or agreement of the Company contained in this Agreement, (ii) any breach of warranty or inaccurate or erroneous representation made by the Company herein and (iii) any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal fees) incident to any of the foregoing or incident to or arising out of Director’s service as a director or in any other capacity requested by the Company’s Board of Directors.  The Company shall advance any expenses reasonably incurred by Director in defending an indemnifiable action hereunder, with such expenses to be reimbursed by Director only in the event that a court of competent jurisdiction enters a binding judgment, order or decree that Director acted in bad faith or in a manner he reasonably believed not to be in the best interests of the Company.  The foregoing indemnification obligations are a contractual right of Director independent of Director’s entitlements to indemnification under the Company’s Articles of Incorporation and Bylaws.

14.  Directors and Officers Liability Insurance.  Director acknowledges that, as of the date of this Agreement, the Company does not maintain directors’ and officers’ liability insurance.  Upon approval and authorization by the Company’s Board of Directors, the Company will use its best efforts to acquire and maintain directors’ and officers’ liability insurance in amounts and with carriers established by the Company’s Board of Directors.

15.  Paragraph Headings. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

16.  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

ECRYPT TECHNOLOGIES, INC.

By:	/S/ Brad Lever
Brad Lever, Chief Executive Officer

DIRECTOR

By:	/S/ Tom Trkla
Thomas Trkla

EXHIBIT A

eCRYPT TECHNOLOGIES, INC.

NONQUALIFIED STOCK OPTION AGREEMENT

THIS NONQUALIFIED STOCK OPTION AGREEMENT (this “Agreement”) dated February 16, 2012 between eCrypt Technologies, Inc., a Colorado corporation (the “Company”), and Thomas Trkla (“Optionee”).

1.

Grant of Option.  The Company hereby grants to Optionee effective as of February 16, 2012 (“Grant Date”), the right and option (“Option”) to purchase from the Company, for a price equal to $0.30 per share ( the “Exercise Price”), up to 300,000 shares of the Company’s common stock (“Shares”), as a nonqualified stock option (“Option”), which Option shall be subject to the applicable terms and conditions set forth below and is being granted pursuant to the eCrypt Technologies, Inc. Nonqualified Stock Option Plan (“Plan”), which Plan is part of the eCrypt Technologies, Inc. Stock Compensation Program (“Program”).

2.

Terms and Conditions of Option.  The Option evidenced by this Agreement is subject to the following terms and conditions, as well as the terms and conditions of Section 3 hereof.

a.

Exercise Price.  The Exercise Price is $0.30 per Share.

b.

Term of Option.  The term of the Option over which the Option may be exercised shall commence on the Grant Date and, subject to the provisions of Section 3(b) below, shall terminate ten years thereafter.

c.

Exercisability of Option.  As to the total number of Shares with respect to which the Option is granted, the Option shall be exercisable as follows: (i) 25% of the Option in the aggregate may be exercised upon the mutual execution of this Agreement (ii) 50% of the Option in the aggregate may be exercised on or after the four month anniversary of the Grant Date; (iii) 75% of the Option in the aggregate may be exercised on or after the eight month anniversary of the Grant Date; and (iv) 100% of the Option in the aggregate may be exercised on or after the twelve month anniversary of the Grant Date (the twelve month period commencing on the Grant Date and ending on the twelve month anniversary of the Grant Date being referred to as the “Vesting Period”).

Notwithstanding the foregoing, to the extent the Option has not theretofore become 100% exercisable, it shall become 100% exercisable in the event that (i) prior to the expiration of the Vesting Period, Optionee has been removed as a member of the Company’s Board of Directors other than for Good Cause or (ii) the Company fails to re-nominate the Grantee for re-election as a director at the next annual shareholders’ meeting occurring prior to the expiration of the Vesting Period other than for Good Cause.  For purposes of this Agreement, the term “Good Cause” shall be deemed to exist if:  (A) Optionee engages in any act of omission constituting dishonesty against the Company or (B) Optionee is convicted of, or enters a pleading of guilty or nolo contendere, to any felony or any crime involving moral turpitude that may reasonably be expected to have an adverse impact on the Company’s reputation or standing in the community.

3.

Additional Terms and Conditions.

a.

Exercise of Option; Payments for Shares.  An Option may be exercised from time to time with respect to all or any portion of the number of Shares with respect to which the Option has become exercisable, in whole or in part, by written notice to the Company at the Company’s then principal office, to the attention of the Administrative Committee for the eCrypt Technologies, Inc. Nonqualified Stock Option Plan (the “Committee”), substantially in the form of Exhibit A attached hereto. Any notice of exercise of the Option shall be accompanied by payment of the full Exercise Price for the Shares being purchased by certified or bank check, or other form of immediately available funds, payable to the order of eCrypt Technologies, Inc.  In addition, with the consent of the Committee, the Company may cooperate with Optionee in arranging a “cashless exercise” of the Option through a broker approved by the Committee.  The Option shall not be exercised for any fractional Shares and no fractional Shares shall be issued or delivered.  The date of actual receipt by the Company of the notice of exercise shall be treated as the date of exercise of the Option for the Shares being purchased.

b.

Termination of Option.  If Optionee’s service on the Company’s Board of Directors terminates, the Option shall continue to be exercisable, to the extent it is exercisable on the date such service has terminated, for ninety (90) days after such termination, but in no event after the date the Option otherwise terminates.  However, if Optionee’s service on the Company’s Board of Directors terminates because of Optionee’s death or disability, the Option shall continue to be exercisable, to the extent it is exercisable on the date such service has terminated, for twelve (12) months after such termination, but in no event after the date the Option otherwise terminates.

c.

No Right to Continued Service.  The Option granted hereunder shall confer no right on Optionee to continue to serve as a member of the Company’s Board of Directors or limit in any respect the rights of removal granted to the Company under the Company’s Bylaws or under applicable law.

d.

Issuance of Shares; Registration; Withholding Taxes.  As soon as practicable after the exercise date of the Option, the Company shall cause to be issued and delivered to Optionee, or for Optionee’s account, a certificate or certificates for the Option Shares purchased.  The Company may postpone the issuance or delivery of the Shares until (i) the Company has confirmed that the Option Shares may be issued without registration under federal or applicable state securities laws or has completed registration or other qualification of such Shares or transaction under any state or federal law, rule or regulation, or any listing on any securities exchange, as the Company shall determine to be necessary or desirable; (ii) the receipt by the Company of such written representations or other documentation as the Company deems necessary to establish compliance with all applicable laws, rules and regulations, including applicable federal and state securities laws and listing requirements, if any; and (iii) the payment to the Company, upon its demand, of any amount requested by the Company to satisfy any federal, state or other governmental withholding tax requirements related to the exercise of the Option.  Optionee shall comply with any and all legal requirements relating to Optionee’s resale or other disposition of any Shares acquired under this Agreement.

e.

Nontransferability of Options.  The Option and this Agreement shall not be assignable or transferable by Optionee other than by will or by the laws of descent and distribution.  During Optionee’s lifetime, the Option and all rights of Optionee under this Agreement may be exercised only by Optionee (or by his guardian or legal representative).  If the Option is exercised after Optionee’s death, the Committee may require evidence reasonably satisfactory to it of the appointment and qualification of Optionee’s personal representatives and their authority and of the right of any heir or distributee to exercise the Option.

f.

Option is Nonqualified Stock Option.  The Option granted hereunder is intended to constitute a nonqualified stock option which is not an “incentive stock option”, as that term is defined in Section 422 of the Internal Revenue Code of 1986, as amended.

4.

Changes in Capitalization; Reorganization.

a.

Adjustments.  The number of shares of Common Stock which may be subject to options under the Plan, the number of Shares subject to the Option, and the Exercise Price shall be adjusted proportionately for any increase or decrease in the number of issued shares of Common Stock by reason of stock dividends, split-ups, recapitalizations or other capital adjustments.  Notwithstanding the foregoing, (i) no adjustment shall be made, unless the Committee determines otherwise, if the aggregate effect of all such increases and decreases occurring in any fiscal year is to increase or decrease the number of issued shares by less than five percent (5%); (ii) any right to purchase fractional shares resulting from any such adjustment shall be eliminated; and (iii) the terms of this Section 4(a) are subject to the terms of Section 3(b) below.

b.

Corporate Transactions.  Pursuant to Article 13 of the Program, in the event of (i) a dissolution or liquidation of the Company, (ii) merger, consolidation or reorganization of the Company in which the Company is not the surviving corporation, (iii) merger,  consolidation or reorganization in which the Company is the surviving corporation but after which the shareholders cease to own their shares in the Company, (iv) the sale of substantially all of the assets of the Company, or (v) the acquisition, sale, or transfer of more than fifty percent (50%) of the outstanding shares of the Company (herein referring to (i) through (v) as “Corporate Transaction”), or (iv) the Board of Directors of the Company proposes that the Company enter into a Corporate Transaction, then the Committee may in its discretion take any or all of the following actions: (i) by written notice to Optionee, provide that the Option shall be terminated unless exercised within thirty (30) days (or such longer period as the Committee shall determine its discretion) after the date of such notice; and (ii) accelerate the dates upon which any or all outstanding Options granted to Optionee shall be exercisable.

Whenever deemed appropriate by the Committee, any action referred to in this Section 4(b) may be made conditional upon the consummation of the applicable Corporate Transaction.

c.

Committee Determination.  Any adjustments or other action pursuant to this Section 4 shall be made by the Committee, and the Committee’s determination as to what adjustments shall be made or actions taken, and the extent thereof, shall be final and binding.

5.

No Rights as Shareholder.  Optionee shall acquire none of the rights of a shareholder of the Company with respect to the Shares until a certificate for the shares is issued to Optionee upon the exercise of the Option.  Except as otherwise provided in Section 4 above, no adjustments shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities or other property) for which the record date is prior to the date such certificate is issued.

6.

Legends. All certificates representing the Shares acquired pursuant to the Option may be issued with or without a restrictive legend as counsel to the Company deems appropriate to assure compliance with applicable law.  All certificates evidencing Shares purchased under this Agreement in an unregistered transaction shall bear the following legend (and such other restrictive legends as are required or deemed advisable under the provisions of any applicable law):

THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

If, in the opinion of the Company and its counsel, any legend placed on a stock certificate representing Shares purchased under this Agreement is no longer required, the holder of such certificate shall be entitled to exchange such certificate for a certificate representing the same number of Shares but without such legend.

7.

Optionee Bound by Plan.  Optionee hereby acknowledges receipt of a copy of the Plan and acknowledges that Optionee shall be bound by its terms, regardless of whether such terms have been set forth in the Agreement.  Notwithstanding the foregoing, if there is an inconsistency between the terms of the Plan and the terms of this Agreement, Optionee shall be bound by the terms of the Plan.

8.

Notices.  Any notice or other communication made in connection with this Agreement shall be deemed duly given when delivered in person or mailed by certified or registered mail, return receipt requested, to Optionee at Optionee’s address listed above or such other address of which Optionee shall have advised the Company by similar notice, or to the Company at its then principal office, to the attention of the Committee.

9.

Miscellaneous.  This Agreement and the Plan set forth the parties’ final and entire agreement with respect to the subject matter hereof, may not be changed or terminated orally and shall be governed by and shall be construed in accordance with the laws of the State of Colorado applicable to contracts made and to be performed in Colorado. This Agreement shall bind and benefit Optionee, the heirs, distributees and personal representative of Optionee, and the Company and its successors and assigns.

IN WITNESS WHEREOF, the parties have duly executed this Nonqualified Stock Option Agreement on the date first above written.

eCRYPT TECHNOLOGIES, INC. /S/ Brad Lever_____________________________ By: Brad Lever Title: Chief Executive Officer	GRANTEE /S/ Tom Trkla_____________________________ Thomas Trkla

EXHIBIT A

________________[Date]

eCrypt Technologies, Inc.

4750 Table Mesa Drive

Boulder, Colorado 80305

ATTN: Stock Compensation Program Administrative Committee

Dear Sir/Madam:

Pursuant to the provisions of the eCrypt Technologies, Inc. Nonqualified Stock Option Agreement, dated

February __, 2012 (the “Option Agreement”), whereby you have granted me the Option to purchase up to 300,000 shares of common stock of eCrypt Technologies, Inc. (the “Company”), I hereby notify you that I elect to exercise my option to purchase ________ of the shares covered by the Option at a price of  $0.30 per share in accordance with the Option Agreement.  I am delivering to you payment in the amount of $__________, in the form of a certified or bank check, or other form of immediately available funds, payable to the order of eCrypt Technologies, Inc., in full payment of purchase price for the shares being purchased hereby.

The undersigned hereby agrees to provide the Company, prior to the receipt of the shares being purchased hereby, with such representations or certifications or payments that the Company may require pursuant to the terms of the Plan and the Option Agreement.

Sincerely,

Address:

(For notices, reports, dividend checks and communications to shareholders.)